hopTo Inc. Announces Fiscal Year 2016

Results

CAMPBELL, Calif.  – April 7, 2017 – hopTo Inc. (OTCQB: HPTO), developer and provider of application publishing and mobile productivity software today announced its financial results for the year ended December 31, 2016.

FY 2016 Financial Update:

●	Revenue of $4.0 million
●	Net Loss of $1.9 million
●	Basic and diluted loss per share of $0.19

Fiscal Year 2016 Operational Summary and Business Update

“Our efforts to extract value from the intellectual property and software that we have built continued throughout Q4 of 2016 and continue today.  In the second half of 2016 we retained the services of Aqua Licensing LLC to assist with the possible sale of our patent portfolio and that process is still ongoing,” stated Eldad Eilam, President and CEO of hopTo Inc.

“Our GO-Global business continues to generate positive cash flow and, while it is seeing some reduction in revenue, we expect it to continue to generate cash. GO-Global continues to be an important aspect of our overall company and we believe that it will continue to operate profitably in the future. We are also evaluating opportunities related to GO-Global.”

“During Q4 2016, we have effectively ceased all of our sales, marketing and R&D efforts for the hopTo products, and at this time we do not expect any meaningful revenues from these products in the foreseeable future. We continue to own all hopTo-related IP including source-code, related patents, and the relevant trademarks. “

“Although we continue to believe that we may have opportunities to extract value from our hopTo and GO-Global assets, there are significant risks and uncertainties associated with those efforts. Shareholders should not place any significant reliance on the outcome of such efforts unless and until definitive agreements are reached. Our Annual Report on Form 10-K that was filed with the SEC today includes additional new risk factors in this regard. In addition, although our GO-Global business continues to generate cash, due to our conclusion that it is unlikely we will generate revenue from hopTo Work in the reasonably foreseeable future, our Annual Report continues to include disclosure regarding our determination that there are substantial doubts about our ability to continue as a going concern. We nevertheless intend to further manage our expenses to preserve as many opportunities for the company as reasonably possible. In particular, we will seek to preserve resources to enable the continued operation and customer support of our GO-Global business, which we believe is achievable given the positive cash flow profile of that business.”

Results for the Year Ended December 31, 2016

In Fiscal Year 2016, the Company recognized $4.0 million in revenue, a year-over-year decrease of approximately 20% from $5.0 million in 2015.

Gross profit for 2016 was $3.8 million, or 96% of revenues, as compared to $4.4 million, or 88% of revenues, for 2015.

For 2016, the Company reported an operating loss of $1.9 million, which was an improvement of approximately 59% compared with the $4.4 million loss from 2015.

The total operating expense for 2016 was $5.7 million, which is a year-over-year improvement of $3.2 million from $8.9 million that we reported for 2015.

As of December 31, 2016 the Company had cash of $546 thousand and accounts receivable of $355 thousand.

Investor Communications

As part of our continued expense management, hopTo Inc. will not be hosting an investor conference call to discuss its year end financial results.

As we did with our Q3 2016 results, in lieu of a conference call, we invite shareholders to submit questions via email to the following email address: investors@hopto.com

We will accumulate questions until the end of the day on Tuesday, April 11, 2017. We will review the questions and we will use our best efforts to provide written answers to those questions that we believe we can answer, subject to normal confidentiality policies, via a Form 8-K that we intend to file with the SEC on or before April 19, 2016. We will also post the answers at investors.hopto.com.

About hopTo:

Founded in its current form in 2012, hopTo Inc. is a developer of application publishing software and a mobile productivity workspace platform.   The company is based in Campbell, CA.

For more information on hopTo, please visit: www.hopTo.com.

FORWARD LOOKING STATEMENTS

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: our lack of cash resources makes it extremely difficult to execute on our efforts to extract value from our hopTo and Go-Global assets, and creates risks that we may be unable to realize full value for such assets; we may be unable to manage our expenses to a degree to preserve our opportunities to extract value from our assets, and may be forced to sell them at unfavorable prices; there is no assurance that any transaction will be achieved for any hopTo assets in a timely manner, on reasonable terms, or at all; and other factors, including those set forth under Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2016 and in other documents we have filed with the SEC.

Investors / Media:
J.L. Casabonne
investors@hopto.com
408-688-2674 ext. 5025

hopTo Inc.
Condensed Consolidated Balance Sheets
	December 31,	December 31,
	2016	2015
	(Unaudited)	(Unaudited)
Assets
Cash	$546,200	$1,777,300
Accounts receivable, net	355,300	434,900
Prepaid expenses	38,700	139,200
Total current assets	940,200	2,351,400
Capitalized software, net	-	20,800
Property and equipment, net	143,300	252,500
Other assets	109,000	109,000
Total assets	$1,192,500	$2,733,700

Liabilities and stockholders' equity (deficit)
Accounts payable and accrued liabilities	$975,800	$1,012,100
Deferred revenue - current	1,759,000	2,467,000
Deferred rent	24,100	21,000
Capital lease	6,800	8,400
Severance liability	-	5,900
Other current liabilities	571,100	-

Total current liabilities	3,336,800	3,514,400
Warrants liability	-	31,600
Deferred revenue - long-term	1,694,600	1,465,800
Deposit liability	81,400	81,400
Deferred rent - long-term	2,600	26,700
Capital lease	-	6,800
Stockholders' equity (deficit)	(3,922,900)	(2,393,000)
Total liabilities and stockholders' equity (deficit)	$1,192,500	$2,733,700

Condensed Consolidated Statements of Operations

	Twelve Months Ended December 31,
	2016	2015
	(Unaudited)	(Unaudited)
Revenue	$4,001,300	$4,981,000
Costs of revenue	162,600	609,400
Gross profit	3,838,700	4,371,600
Operating expenses
Selling and marketing	774,400	1,588,200
General and administrative	2,759,200	3,136,600
Research and development	2,187,900	4,224,000
Total operating expenses	5,721,500	8,948,800
Loss from operations	(1,882,800)	(4,577,200)
Other income - change in fair value of warrants liability	29,300	190,300
Other income (expense), net	3,400	(500)
Loss before provision for income tax	(1,850,100)	(4,387,400)
Provision for income tax	2,800	3,700
Net loss	(1,852,900)	(4,391,100)

Basic and diluted earnings (loss) per share	$(0.19)	$(0.52)
Average weighted shares outstanding - basic and diluted	9,770,076	8,437,390